Exhibit A

CATALYST FUNDS

CLASS A MASTER DISTRIBUTION PLAN

AMENDMENT 4

The Class A Master Distribution Plan has been adopted with respect to the following Funds:

Catalyst Value Fund

Listed Private Equity Plus Fund

Catalyst OPTI-flex Fund

America First Income Strategies Fund

America First Prestige Fund

SBM Strategic Income Fund

SBM Value Fund

Catalyst Funds

Dated as of November 20, 2007

By: __/s/ Jerry Szilagyi_________________________

      Jerry Szilagyi, Trustee